Exhibit 4(c)

THE VALSPAR CORPORATION

AMENDED AND RESTATED 2015 OMNIBUS EQUITY PLAN

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TABLE OF CONTENTS

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TABLE OF CONTENTS

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12.12	Amendment of Award Documents; No Stock Option or SAR Repricing Without Stockholder Approval	18

12.13	Change in Control	18

12.14	Deferred Compensation	19

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THE VALSPAR CORPORATION

AMENDED AND RESTATED 2015 OMNIBUS EQUITY PLAN

1. Purpose and Background

1.1 Purpose. On June 1, 2017, The Sherwin-Williams Company, an Ohio corporation (“Sherwin-Williams”) completed its acquisition of the Company. Pursuant to the terms of the Agreement and Plan of Merger, dated as of March 19, 2016 (the “Merger Agreement”), by and among Sherwin-Williams, the Company and Merger Sub, Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and becoming a wholly owned subsidiary of Sherwin-Williams. In accordance with the Merger Agreement, effective as of June 1, 2017, Sherwin-Williams assumed outstanding Restricted Stock Unit awards granted by the Company between March 19, 2016 and May 31, 2017 (the “Valspar RSUs”) under the Company’s 2015 Omnibus Equity Plan, as amended (the “Pre-Merger Plan”). Effective as of June 1, 2017, the Valspar RSUs were assumed by Sherwin-Williams and converted into restricted stock unit awards in respect of shares of common stock, par value $1.00, of Sherwin-Williams (collectively, the “Assumed RSUs”).

The purpose of this Amended & Restated 2015 Omnibus Equity Plan (the “Plan”) of the Company is to advance the interests of Sherwin-Williams by governing the Assumed RSUs. Notwithstanding anything in the Pre-Merger Plan or this Plan to the contrary, effective as of June 1, 2017:

(a) no new Awards may be granted under this Plan;

(b) all references to the “Committee” means the Board of Directors of Sherwin-Williams (the “Sherwin-Williams Board”), or the Compensation and Management Development Committee of the Sherwin-Williams Board or any other committee (or a subcommittee) thereof, as constituted from time to time to the extent the Sherwin-Williams Board has delegated all or any part of its authority under the Plan to such committee;

(c) the administration of the Plan, including as described in the Plan, as it relates to or impacts the Assumed RSUs, the number of shares of Common Stock available under the Plan (including for the Assumed RSUs) and change in control matters shall be conducted by the Committee;

(d) an Award Document includes any type or form of writing approved by the Committee evidencing the impact of the Merger on the Valspar RSUs;

(e) the term Common Stock as used for purposes of settlement of or payout under the Assumed RSUs (or applicable anti-dilution adjustments under the Plan with respect to the Assumed RSUs) means the common stock, par value $1.00, of Sherwin-Williams, or any security into which such common stock may be changed by reason of any transaction or event generally described in Section 12.6 as it might relate to Sherwin-Williams;

(f) the number of shares of Common Stock available under the Plan regarding the Assumed RSUs, subject to adjustment as provided in Section 12.6 of the Plan, shall equal the number of shares of Common Stock necessary to settle and payout the Assumed RSUs (and any related dividend equivalents or other distributions) under the terms of the Plan in accordance with the Merger and the Merger Agreement, as determined by Sherwin-Williams;

(g) employment or service for purposes of vesting of the Assumed RSUs shall relate to Participant employment with or service to the Company, Sherwin-Williams and/or their affiliates; and

(h) amendments to or discontinuance of the Plan, and amendments to Award Documents, shall be made or conducted by the Committee.

2. Definitions

2.1 Affiliate. An “Affiliate” is a corporation or other entity controlled by, controlling, or under common control with, the Company.

2.2 Award. An “Award” is a grant of Stock Options, Stock Appreciation Rights, Performance Awards, Restricted Stock, Restricted Stock Units, Performance Stock Units or Stock Awards (which may include Dividend Equivalents) under the Plan.

2.3 Award Document. An “Award Document” is any agreement, plan, program or notice, or combination thereof, that sets forth the terms of an Award.

2.4 Board. The “Board” is the Board of Directors of the Company.

2.5 Change in Control. A “Change in Control” means any of the following:

(a) Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d 3 promulgated under the Exchange Act) of 30% or more of either (A) the then-outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 2.5, the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate or (iv) any acquisition pursuant to a transaction that complies with Sections 2.5(c)(1), 2.5(c)(2) and 2.5(c)(3);

(b) Individuals who, as of the effective date of this Plan, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date of this Plan whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

2.6 Code. The “Code” means the Internal Revenue Code of 1986, as amended, and rules and regulations thereunder, as now in force or as hereafter amended.

2.7 Committee. The “Committee” is the Compensation Committee of the Board described in Section 3.1 hereof.

2.8 Company. The “Company” is The Valspar Corporation, a Delaware corporation, and any successor thereof.

2.9 Common Stock. “Common Stock” is the common stock, $.50 par value per share, of the Company.

2.10 Deferred Compensation. “Deferred Compensation” means any Award under this Plan that provides for the “deferral of compensation” under a “nonqualified deferred compensation plan” (as those terms are defined under Code Section 409A and the regulations promulgated thereunder) and that would be subject to the taxes specified in Code Section 409A(a)(1) if and to the extent that the Plan and the Award Document do not meet or are not operated in compliance with the requirements of Code Section 409A(a)(2), (3) and (4) and the regulations promulgated thereunder. Deferred Compensation shall not include any amount that is otherwise exempt from the requirements of Code Section 409A and the regulations promulgated thereunder.

2.11 Disability. “Disability” shall mean permanent disability as that term is defined under the long term disability insurance coverage offered by the Company to its employees at the time the determination is to be made.

2.12 Dividend Equivalents. “Dividend Equivalents” means the right to receive cash payments with respect to Restricted Stock Units or Performance Stock Units in amounts equal to any regular, quarterly cash dividends paid on the equivalent number of shares of Common Stock, if and when such dividends are paid or distributed (or at such other time as may be permitted or required under Section 10.7).

2.13 Effective Date. The “Effective Date” of the Plan is described in Section 12.1.

2.14 Exchange Act. The “Exchange Act” means the Securities Exchange Act of 1934, and rules and regulations thereunder, as now in force or as hereafter amended.

2.15 Fair Market Value. The “Fair Market Value” of a share of Common Stock at a specified date shall, unless otherwise expressly provided in this Plan, be the amount which the Committee determines in good faith to be 100% of the fair market value of such a share as of the date in question. Notwithstanding the foregoing, if such shares are listed on a U.S. securities exchange, then Fair Market Value shall be determined by reference to the last sale price (also referred to as the closing price) of a share of Common Stock on such U.S. securities exchange on the applicable date. If such U.S. securities exchange is closed for trading on such date, or if the Common Stock does not trade on such date, then the last sale price used shall be the one on the date the Common Stock last traded on such U.S. securities exchange. If such shares are not listed on a U.S. securities exchange, then Fair Market Value shall be determined by the Committee by the reasonable application of a reasonable valuation method, in a manner consistent with Code Section 409A.

2.16 Grant Date. The “Grant Date” of an Award shall be the date established by the Committee as the date of grant of the Award, which shall not be earlier than the date of the Committee meeting at which the Award is approved.

2.17 Participant. A “Participant” is a person who has been designated as such by the Committee and granted an Award under this Plan.

2.18 Performance Award. A “Performance Award” is a right to either a number of shares of Common Stock, their cash equivalent, or a combination thereof determined in accordance with Section 11.

2.19 Performance Goals. “Performance Goals” are the performance conditions, if any, established pursuant to Section 11.1 hereof by the Committee in connection with an Award.

2.20 Performance Period. The “Performance Period” with respect to a Performance Award is a period of not less than one calendar year or one fiscal year of the Company, beginning not earlier than the year in which such Performance Award is granted, which may be referred to herein and by the Committee by use of the calendar or fiscal year in which a particular Performance Period commences.

2.21 Performance Stock Unit. A “Performance Stock Unit” is a Restricted Stock Unit that includes Performance Goals and is therefore a Performance Award.

2.22 Restricted Stock. “Restricted Stock” is Common Stock which is sold or transferred by the Company to a Participant at a price, if any, determined by the Committee and subject to restrictions on its sale or other transfer by the Participant and other terms and conditions, including a risk of forfeiture, as may be established by the Committee.

2.23 Restricted Stock Unit. A “Restricted Stock Unit” is a right to receive one share of Common Stock at a future date that has been granted subject to terms and conditions, including a risk of forfeiture, established by the Committee. If so determined by the Committee in the applicable Award Document or at any other time, a Restricted Stock Unit may be paid in cash in lieu of the Common Stock; provided, that a Participant holding Restricted Stock Units shall have no right to receive a cash payment unless such payment is provided explicitly in the applicable Award Document or approved by the Committee.

2.24 Specified Employee. A “Specified Employee” means a Participant who is a key employee as described in Code Section 416 (i)(1)(A)(i), (ii) and (iii) (and disregarding paragraph (5) thereof) at any time during the Company’s fiscal year ending on the Friday on or immediately preceding October 31, or such other “identification date” that applies consistently for all plans of the Company that provide “deferred compensation” that is subject to the requirements of Code Section 409A and the regulations promulgated thereunder. Each Participant will be identified as a Specified Employee in accordance with the regulations promulgated under Code Section 409A, including with respect to the merger of the Company with any other company or any spin-off or similar transaction, and such identification shall apply for the 12 month period commencing on the first day of the fourth month following the identification date. Notwithstanding the foregoing, no Participant shall be a Specified Employee unless the stock of the Company (or other member of a “controlled group of corporations” as determined under Code Section 1563) is publicly traded on an established securities market as of the date of a Participant’s “separation from service” as defined in Code Section 409A and the regulations promulgated thereunder.

2.25 Stock Appreciation Right (SAR). A “Stock Appreciation Right” or “SAR” is a right to receive, without payment to the Company, a number of shares of Common Stock or cash, in each case the amount of which is determined pursuant to the formulae set forth in Section 8.

2.26 Stock Award. A “Stock Award” is the transfer by the Company to a Participant of shares of Common Stock as additional compensation for services to the Company, as set forth in Section 9.

2.27 Stock Option. A “Stock Option” is a right to purchase shares of Common Stock from the Company.

2.28 Subsidiary. “Subsidiary” means any entity (other than the Company) in an unbroken chain of entities beginning with the Company, in which each of the entities other than the last entity in the unbroken chain owns stock possessing fifty percent or more of the total combined voting power of all classes of stock in one of the other entities in such chain as determined at the point in time when reference is made to such “Subsidiary” in this Plan.

3. Administration

3.1 Administration by Committee. The Plan shall be administered by the Committee. The Committee shall consist of not less than two directors of the Company and shall be appointed from time to time by the Board. Each member of the Committee shall be (i) a “non-employee director” within the meaning of Rule 16b 3 of the Exchange Act, (ii) an “outside director” within the meaning of Section 162(m) under the Code, and (iii) an “independent director” within the meaning of the rules of the New York Stock Exchange relating to members of compensation committees. The Committee shall have complete authority to grant Awards under the Plan, to interpret the Plan, and to make any other determination which it believes necessary and advisable for the proper administration of the Plan, including, without limitation, to adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by employees of the Company who are foreign nationals or employed outside of the United States. The Committee’s decisions and matters relating to the Plan shall be final and conclusive on the Company and the Participants.

3.2 Delegation of Authority. The Committee may delegate its powers and duties under the Plan to one or more directors (including a director who is also an officer of the Company) or a committee of directors, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion; provided, however, that the Committee shall not delegate its powers and duties under the Plan (i) with regard to officers or directors of the Company or any Affiliate who are subject to Section 16 of the Exchange Act or (ii) in such a manner as would cause the Plan not to comply with the requirements of Section 162(m). In addition, the Committee may authorize one or more officers of the Company to grant Options under the Plan, subject to the limitations of Section 157 of the Delaware General Corporation Law; provided, however, that such officers shall not be authorized to grant Options to officers or directors of the Company or any Affiliate who are subject to Section 16 of the Exchange Act.

3.3 Indemnification. To the full extent permitted by law, each member and former member of the Committee and each person to whom the Committee or the CEO delegates or has delegated authority under the Plan shall be entitled to indemnification by the Company against and from any loss, liability, judgment, damages, cost and reasonable expense incurred by such member, former member or other person by reason of any action taken, failure to act or determination made in good faith under or with respect to the Plan.

4. Eligible Participants. Officers of the Company, employees of the Company or a Subsidiary, members of the Board, and consultants or other independent contractors who provide services to the Company or a Subsidiary shall be eligible to receive Awards under the Plan when designated by the Committee. Participants may be designated individually or by groups or categories (for example, by pay grade) as the Committee deems appropriate. Participation by officers of the Company or a Subsidiary and any Performance Goals relating to such officers must be approved by the Committee. Participation by others and any Performance Goals relating to others may be approved by groups or categories (for example, by pay grade) and authority to designate Participants who are not officers and to set or modify such Performance Goals may be delegated by the Committee to officers of the Company.

5. Types of Awards. Awards under the Plan may be granted in any one or a combination of the following forms: (a) Stock Options (Section 7); (b) Stock Appreciation Rights (SARs) (Section 8); (c) Stock Awards (Section 9); (d) Restricted Stock, Restricted Stock Units and Performance Stock Units that may include Dividend Equivalents (Section 10); and (e) Performance Awards (Section 11). Subject to the specific limitations provided in this Plan, payment of Awards may be in the form of cash, Common Stock or combinations thereof as the Committee shall determine, and with such other restrictions as it may impose.

6. Shares Subject to the Plan and Limitations on Awards

6.1 Number of Shares. Subject to adjustment as provided in Section 12.6, the number of shares of Common Stock available for Awards under the Plan shall not exceed 7,000,000 (reduced as provided in the last sentence of this Section 6.1); provided, however, that subject to adjustment as provided in Section 12.6, the number of shares of Common Stock awarded under the Plan pursuant to all stock-settled Awards other than Stock Options and SARs shall reduce the number of shares of Common Stock available to be awarded under the Plan by a multiple of 3.51 times the actual number of shares of Common Stock awarded pursuant to any such stock-settled Award other than Stock Options and SARs. For example, if the Committee awards 100 shares of Restricted Stock to a Participant, the number of shares of Common Stock remaining and available to be issued under the first sentence of this section shall be reduced by 351 shares. In addition, if any stock- settled Awards other than Stock Options or SARs outstanding under the Prior Plans expire or are cancelled, the shares of Common Stock allocable to the unexercised portion of those Awards will be added to the share reserve such that the number of shares of Common Stock available to be awarded under the Plan will be increased by a multiple of 3.51 times the actual number of shares of Common Stock that expired or were cancelled for such Awards. Any shares of Common Stock covered by a Stock Option or stock-settled SAR granted under this Plan shall be counted in full against the limitation in this Section 6.1, regardless of the number of shares of Common Stock actually issued upon the exercise of such Stock Option or stock-settled SAR. For purposes of clarification, the grant of any Awards payable only in cash will not reduce the number of shares of Common Stock remaining and available to be issued under the Plan. The number of shares of Common Stock available for Awards under the Plan shall be reduced by (a) the number of Stock Options and stock-settled SARs granted after October 31, 2014 under the 2009 Plan and (b) a multiple of 3.51 times the actual number of shares of Common Stock awarded pursuant to any stock-settled Award under the 2009 Plan other than Stock Options and SARs granted after October 31, 2014.

6.2 Cancellation. In the event that an Award granted hereunder (or granted under any of the Prior Plans prior to the date of stockholder approval of this Plan) expires or is terminated or canceled unexercised as to any shares of Common Stock or forfeited or reacquired by the Company pursuant to rights reserved upon issuance thereof, such shares may again be awarded under the Plan pursuant to another Award. The number of shares of Common Stock available for reissuance shall be subject to the share counting requirements for Awards other than Stock Options or stock-settled SARs set forth in Section 6.1. For purposes of clarification, any shares withheld or tendered from an Award granted hereunder (or under any of the Prior Plans) to pay the applicable exercise price or taxes shall no longer be available to be awarded under the Plan.

6.3 Type of Common Stock. Common Stock issued under the Plan in connection with Awards may be authorized and unissued shares or treasury stock, as designated by the Committee.

6.4 Limitation on Awards. During any one fiscal year, no person shall receive Awards under the Plan that, in the aggregate, could result in that person receiving, earning or acquiring, subject to the adjustments described in Section 12.6: (a) Stock Options and SARs for, in the aggregate, more than 500,000 shares of Common Stock, (b) Stock Awards, Restricted Stock, Restricted Stock Units or Performance Stock Units (whether payable in shares of Common Stock or cash), in the aggregate, covering more than 250,000 shares of Common Stock or Performance Stock Units; and (c) Performance Awards payable in cash (excluding Performance Stock Units) with a maximum amount payable exceeding $8,000,000. If Dividend Equivalents are payable with respect to Restricted Stock Units or Performance Stock Units, the Dividend Equivalents will be considered included in the award of Restricted Stock Units or Performance Stock Units for purposes of calculating the limitation under this Section 6.4.

6.5 Limitation on Awards to Non-Employee Directors. Notwithstanding any other provision of this Plan to the contrary, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted to any participant who is a director and is not an employee of the Corporation during any single fiscal year shall not exceed $500,000.

7. Stock Options. Stock Options granted by the Committee under this Plan are not intended to qualify as incentive stock options (as such term is defined in Section 422 of the Code). Stock Options granted under this Plan shall be subject to the following terms and conditions:

7.1 Price. The exercise price per share shall be determined by the Committee, subject to adjustment under Section 12.6. Notwithstanding the foregoing sentence, the exercise price per share shall not be less than the Fair Market Value of the Common Stock on the Grant Date; provided, however, the Committee may designate a purchase price below Fair Market Value on the date of grant if the Stock Option is granted in substitution for a stock option previously granted by an entity that is acquired or merged with the Company or its affiliate.

7.2 Number. The number of shares of Common Stock subject to a Stock Option shall be determined by the Committee, subject to adjustment as provided in Section 12.6. If an SAR is granted in conjunction with or related to a Stock Option, the number of shares of Common Stock subject to the Stock Option shall be reduced in the same proportion that the holder thereof exercises the SAR.

7.3 Duration and Time for Exercise. Subject to earlier termination as provided in Section 12.4, the term of each Stock Option shall be determined by the Committee but shall not exceed ten years from the Grant Date. Each Stock Option shall become exercisable at such time or times during its term as shall be determined by the Committee at the time of grant. The Committee may accelerate the exercisability of any Stock Option.

7.4 Manner of Exercise. A Stock Option may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of shares of Common Stock to be purchased and accompanied by the exercise price for such shares. Subject to the policies of the Company or Committee in effect from time to time and any requirements of the Company’s transfer agent, the exercise price shall be payable (a) in cash (United States dollars) upon exercise of the Stock Option, payable by a method as determined by the Committee; (b) to the extent permitted in the Award Document for the Stock Option, by delivery of shares of Common Stock (or deemed surrender through attestation) in payment of all or any part of the exercise price, which shares shall be valued for this purpose at the Fair Market Value on the date such Stock Option is exercised; or (c) unless otherwise provided in the Award Document, by instructing the Company to withhold from the shares of Common Stock issuable upon exercise of the Stock Option shares of Common Stock in payment of all or any part of the exercise price and/or any related withholding tax obligations consistent with Section 12.8, which shares shall be valued for this purpose at the Fair Market Value or in such other manner as may be authorized from time to time by the Committee. Prior to the issuance of shares of Common Stock upon the exercise of a Stock Option, a Participant shall have no rights as a stockholder.

8. Stock Appreciation Rights (SARs). An SAR may be settled in cash or stock and may be granted (a) with respect to any Stock Option granted under this Plan, either concurrently with the grant of such Stock Option or at such later time as determined by the Committee (as to all or any portion of the shares of Common Stock subject to the Stock Option), or (b) alone, without reference to any related Stock Option. Each SAR granted by the Committee under this Plan shall be subject to the following:

8.1 Number. Each SAR granted to any Participant shall relate to such number of shares of Common Stock as shall be determined by the Committee, subject to adjustment as provided in Section 12.6. In the case of an SAR granted with respect to a Stock Option, the number of shares of Common Stock to which the SAR relates shall be reduced in the same proportion that the holder exercises the related Stock Option. Notwithstanding the foregoing, the limitation on grants under Section 6.4 shall apply to grants of SARs under the Plan.

8.2 Duration. Subject to earlier termination as provided in Section 12.4, the term of each SAR shall be determined by the Committee but shall not exceed ten years from the Grant Date. Unless otherwise provided by the Committee, each SAR shall become exercisable at such time or times, to such extent and upon such conditions as the Stock Option, if any, to which it relates is exercisable. The Committee may in its discretion accelerate the exercisability of any SAR.

8.3 Exercise. An SAR may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of SARs which the holder wishes to exercise. Prior to the issuance of shares of Common Stock upon the exercise of a stock-settled SAR, a Participant shall have no rights as a stockholder.

8.4 Cash-Settled SARs. A cash-settled SAR shall confer on the holder thereof a right to receive upon exercise thereof a cash payment equal to the excess of (i) the Fair Market Value of one share of Common Stock on the date of exercise over (ii) the grant price of the SAR as specified by the Committee, which price shall not be less than 100% of the Fair Market Value of one share of Common Stock on the date of grant of the SAR, subject to adjustment under Section 12.6; provided, however, that the Committee may designate a grant price below Fair Market Value on the date of grant if the SAR is granted in substitution for an SAR previously granted by an entity that is acquired or merged with the Company or its affiliate.

8.5 Stock-Settled SARs. A stock-settled SAR shall confer on the holder thereof the right to receive upon exercise thereof a number of shares determined under Section 8.6. The exercise price per share of any stock-settled SAR granted without reference to a Stock Option shall be determined by the Committee, subject to adjustment under Section 12.6. Notwithstanding the foregoing sentence, the exercise price per share shall not be less than the Fair Market Value of the Common Stock on the Grant Date; provided, however, that the Committee may designate an exercise price below Fair Market Value on the date of grant if the SAR is granted in substitution for an SAR previously granted by an entity that is acquired or merged with the Company or its affiliate.

8.6 Issuance of Shares Upon Exercise of Stock-Settled SAR. The number of shares of Common Stock which shall be issuable upon the exercise of a stock-settled SAR shall be determined by dividing:

(a) the number of shares of Common Stock as to which the SAR is exercised multiplied by the amount of the appreciation in such shares (for this purpose, the “appreciation” shall be the amount by which the Fair Market Value of the shares of Common Stock subject to the SAR on the exercise date exceeds (1) in the case of an SAR related to a Stock Option, the exercise price of the Stock Option or (2) in the case of an SAR granted alone, without reference to a related Stock Option, the exercise price as determined under this Section 8; by

(b) the Fair Market Value of a share of Common Stock on the exercise date.

No fractional shares of Common Stock shall be issued upon the exercise of a stock-settled SAR; instead, the holder of the SAR shall be entitled to receive a cash adjustment equal to the same fraction of the Fair Market Value of a share of Common Stock on the exercise date.

9. Stock Awards. A Stock Award may be granted (or sold at par value or such other higher purchase price determined by the Committee) to any Participant pursuant to which such Participant may receive shares of Common Stock free of any restrictions under this Plan. Stock Awards may be granted or sold as described in the preceding sentence in respect of past services and other valid consideration, or in lieu of, or in addition to, any cash compensation due to such Participant.

10. Restricted Stock, Restricted Stock Units and Performance Stock Units. The transfer and sale of Restricted Stock, Restricted Stock Units or Performance Stock Units shall be subject to the following terms and conditions:

10.1 Number of Shares. The number of shares to be transferred or sold by the Company to a Participant as Restricted Stock, Restricted Stock Units or Performance Stock Units shall be determined by the Committee.

10.2 Sale Price of Restricted Stock. The Committee shall determine the price, if any, at which shares of Restricted Stock shall be sold to a Participant, which may vary from time to time and among Participants.

10.3 Restrictions on Restricted Stock. All shares of Restricted Stock transferred or sold by the Company hereunder shall be subject to such restrictions as the Committee may determine, including, without limitation any or all of the following:

(a) a prohibition against the sale, transfer, pledge or other encumbrance of the shares of Restricted Stock by the Participant, such prohibition to lapse at such time or times as the Committee shall determine (whether in annual or more frequent installments, at the time of the death, disability or retirement of the holder of such shares, or otherwise);

(b) a requirement that the holder of shares of Restricted Stock forfeit, or (in the case of shares sold to a Participant) resell back to the Company at his or her cost, all or a part of such shares in the event of termination of his or her employment or consulting engagement during any period in which such shares are subject to restrictions;

(c) such other conditions or restrictions as the Committee may deem advisable.

10.4 Enforcement of Restrictions on Restricted Stock. In order to enforce the restrictions imposed by the Committee pursuant to Section 10.3, the Award Document for the Restricted Stock shall set forth the conditions of the grant. Shares of Restricted Stock shall be registered in the name of the Participant and deposited, together with a stock power endorsed in blank, with the Company. As determined by the Company or the Committee, each such certificate shall bear a legend that refers to the Plan and the restrictions imposed under the applicable Award Document or be retained by the Company until such time as the restrictions have lapsed. The Committee may provide that no certificates representing Restricted Stock be issued until the restriction period is completed.

10.5 End of Restrictions of Restricted Stock. Subject to Section 12.5, at the end of any time period during which the shares of Restricted Stock are subject to forfeiture and restrictions on transfer, such shares will be delivered free of all restrictions to the Participant or to the Participant’s legal representative, beneficiary or heir, subject to applicable withholding for taxes.

10.6 Rights of Holders of Restricted Stock. Subject to the terms and conditions of the Plan, each Participant receiving Restricted Stock shall have all the rights of a stockholder with respect to shares of stock during any period in which such shares are subject to forfeiture and restrictions on transfer, including without limitation, the right to vote such shares. Dividends paid in cash or property other than Common Stock with respect to shares of Restricted Stock shall be paid to the Participant quarterly during the applicable restricted period for all Restricted Stock awarded hereunder, or at the end of the restricted period, or otherwise as provided in the Award Document; provided, that such dividends underlying such Awards with restrictions that lapse as a result of the achievement of one or more Performance Goals will be deferred until and paid contingent upon the achievement of the applicable Performance Goals.

10.7 Section 83(b) Election. The Committee may provide in an Award Document that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Section 83(b) of the Code. If a Participant makes an election pursuant to Section 83(b) of the Code concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.

10.8 Rights of Holders of Restricted Stock Units or Performance Stock Units; Dividend Equivalents. Participants who receive Restricted Stock Units or Performance Stock Units shall have no rights as stockholders with respect to such Restricted Stock Units or Performance Stock Units until such time as share certificates for Common Stock are issued to the Participants; and such Participants shall never have rights as stockholders if the Restricted Stock Units or Performance Stock Units are payable only in cash; provided, however, that, the Award Document may provide for Dividend Equivalents. Dividend Equivalents, if any, shall be payable quarterly during the applicable restricted period for all Restricted Stock Units or Performance Stock Units awarded hereunder, or at the end of the restricted period, or otherwise as provided in the Award Document; provided, that (a) Dividend Equivalents or other distributions on Common Stock underlying Performance Stock Units with restrictions that lapse as a result of the achievement of one or more Performance Goals will be deferred until and paid contingent upon the achievement of the applicable Performance Goals, and (b) Dividend Equivalents shall be payable at a time that satisfies the requirements of (or an exemption from) Section 409A of the Code, including the rules and regulations thereunder (together, “Section 409A”). Dividend Equivalents shall otherwise be considered a part of the award of Restricted Stock Units or Performance Stock Units.

11. Performance Awards. A Performance Award is based on the extent to which the applicable Performance Goals are achieved. A Performance Award shall be of no value to a Participant unless and until earned in accordance with this Section 11.

11.1 Establishment of Performance Goals. Performance Goals applicable to a Performance Award shall be established by the Committee in its absolute discretion and not more than 90 days after the beginning of the relevant Performance Period. Such Performance Goals for Performance Awards that are intended to qualify as “performance-based” compensation within the meaning of Section 162(m) of the Code shall be based on one or more of the following business criteria: Measures of earnings or profit (including, but not limited to, earnings per share, operating income or profit, net income, gross profit, margins, earnings before interest and tax (EBIT), earnings before interest, tax, depreciation and amortization (EBITDA)), gross or net sales, expenses, expenses as a percentage of net sales, inventory turns, working capital, cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment), return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue), revenue growth, share price (including, but not limited to, growth measures and total shareholder return), operating efficiency, productivity ratios, market share, economic value added and safety. For Performance Awards that are intended to so qualify under Section 162(m), the targets shall be established within the required time period. Any of the above criteria may be used to measure the performance of the Company, a Subsidiary, and/or affiliate of the Company as a whole or any business unit of the Company, Subsidiary, and/or such an affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above criteria as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Committee may select criteria based on the Company’s share price as compared to various stock market indices. The Committee, in its sole discretion, may modify the Performance Goals if it determines that circumstances have changed and modification is required to reflect the original intent of the Performance Goals, including, without limitation, modifications in connection with (i) asset writedowns, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results, (iv) any reorganization and restructuring programs, (v) extraordinary nonrecurring items as described in Financial Accounting Standards Board Accounting Standards Codification 225-20 “Extraordinary and Unusual Items” and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report on Form 10-K for the applicable fiscal year, (vi) acquisitions or divestitures, and (vii) foreign exchange gains and losses; provided, however, that no such change or modification may be made to the extent it increases the amount of compensation payable to any Participant who is a “covered employee” within the meaning of Code Section 162(m).

11.2 Levels of Performance Required to Earn Performance Awards. At or about the same time that Performance Goals are established for a specific period, the Committee shall in its absolute discretion establish the percentage of the Performance Awards granted for such Performance Period which shall be earned by the Participant for various levels of performance measured in relation to achievement of Performance Goals for such Performance Period.

11.3 Other Terms. The Committee shall determine the terms and conditions applicable to any Performance Award, which may include vesting provisions, restrictions on the delivery of Common Stock payable in connection with the Performance Award, the requirement that such Common Stock be delivered in the form of Restricted Stock, or other restrictions that could result in the future forfeiture of all or part of any Common Stock earned. The Committee may provide that shares of Common Stock issued in connection with a Performance Award be held in escrow and/or legended.

11.4 Notification to Participants. Promptly after the Committee has established or modified the Performance Goals with respect to a Performance Award, the Participant shall be provided with written notice of the Performance Goals so established or modified.

11.5 Measurement of Performance Against Performance Goals. The Committee shall, as soon as practicable after the close of a Performance Period, determine:

(a) the extent to which the Performance Goals for such Performance Period have been achieved; and

(b) the percentage of the Performance Awards earned as a result.

These determinations shall be absolute and final as to the facts and conclusions therein made and be binding on all parties. Promptly after the Committee has made the foregoing determination, each Participant who has earned Performance Awards shall be notified, in writing thereof. For all purposes of this Plan, notice shall be deemed to have been given the date action is taken by the Committee making the determination.

11.6 Treatment of Performance Awards Earned. Upon the Committee’s determination that a percentage of any Performance Awards have been earned for a Performance Period, Participants to whom such earned Performance Awards have been granted and who have been (or were) in the employ of the Company or a Subsidiary thereof continuously from the Grant Date, subject to the exceptions set forth in this section and in Section 11.9 hereof, shall be entitled, subject to the other conditions of this Plan, to payment in accordance with the terms and conditions of their Performance Awards. Such terms and conditions may permit or require that any applicable tax withholding be deducted from the amount payable. Performance Awards shall under no circumstances become earned or have any value whatsoever for any Participant who is not in the employ of the Company or a Subsidiary continuously during the entire Performance Period for which such Performance Award was granted, except as provided by the Committee in circumstances it deems advisable or as provided in Section 11.9 hereof.

11.7 Distribution. Distributions payable pursuant to Section 11.6 above shall be made as soon as practicable after the Committee determines the Performance Awards have been earned unless the provisions of Section 11.8 hereof are applicable to a Participant.

11.8 Deferral of Receipt of Performance Award Distributions; Compliance with Section 409A. With the consent of the Committee, a Participant who has been granted a Performance Award may elect to defer receipt of all or any part of any distribution associated with that Performance Award pursuant to the terms of a deferred compensation plan of the Company. In any such event, the applicable Award Document shall comply in all respects with the applicable requirements of Section 409A of the Code and the regulations promulgated thereunder.

11.9 Non-Disqualifying Termination of Employment. Exceptions to the requirement of continuous employment during a Performance Period for Performance Award distribution include Retirement as defined in Section 12.4(a), or termination of a Participant’s employment by reason of death (in which event the Performance Award may be transferable by will or the laws of descent and distribution only to such Participant’s beneficiary designated to receive the Performance Award or to the Participant’s applicable legal representatives, heirs or legatees) or total and permanent disability, with the consent of the Committee, occurring during the Performance Period applicable to the subject Performance Award. In the instance of death, a distribution of the Performance Award shall be made as soon as practicable, with the distributed amount equal to the amount that could have been earned during the Performance Period if the Participant were continuously employed by the Company or a Subsidiary until the last day of the Performance Period; provided, that the amount earned will be established by the Committee (i) based upon the actual achievement level of the Performance Goals for any fiscal year during the Performance Period that was completed prior to termination and for the fiscal year in which the termination occurred, and (ii) based upon the assumed achievement of target levels of the Performance Goals for any subsequent fiscal year during the Performance Period. In the instance of Retirement, or total and permanent disability as described above, subject to Section 12.4 hereof and the Award Document, a distribution of the Performance Award shall be made at the end of the Performance Period based upon the actual achievement level of the Performance Goals during the Performance Period.

12. General.

12.1 Effective Date. The Plan will become effective on the date that it is approved by the Board (the “Effective Date”).

12.2 Duration. The Plan shall remain in effect until all Awards granted under the Plan have either been satisfied by the issuance of shares of Common Stock or the payment of cash or been terminated under the terms of the Plan and all restrictions imposed on shares of Common Stock in connection with their issuance under the Plan have lapsed. No Awards may be granted under the Plan after the tenth anniversary of the date the Plan is approved by the Company’s stockholders.

12.3 Limits on Transfer of Awards. No Award and no right under any such Award shall be transferable by a Participant for any consideration. Except as otherwise provided by the terms of this Plan, no Award and no right under any such Award shall be transferable by a Participant other than by will or by the laws of descent and distribution and, for a Performance Award, to the extent provided in the applicable Award Document. The Committee may establish procedures as it deems appropriate for a Participant to designate a Person or Persons, as beneficiary or beneficiaries, to exercise the rights of the Participant and receive any property distributable with respect to any Award in the event of the Participant’s death. The Committee, in its discretion and subject to such additional terms and conditions as it determines, may permit a Participant to transfer a Stock Option to any “family member” (as such term is defined in the General Instructions to Form S-8 (or any successor to such Instructions or such Form) under the Securities Act of 1933, as amended) at any time that such Participant holds such Option, provided that such transfers may not be for value (i.e., the transferor may not receive any consideration therefore) and the family member may not make any subsequent transfers other than by will or by the laws of descent and distribution. Each Award under the Plan or right under any such Award shall be exercisable during the Participant’s lifetime only by the Participant, except as provided herein or in Award Document or amendment thereto relating to a Stock Option) or, if permissible under applicable law, by the Participant’s guardian or legal representative. No Award or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company.

12.4 Effect of Retirement or Other Termination.

(a) In the event of a Participant’s Retirement (as defined below), the Award Document for any Award described in this sentence will provide the extent to which and the conditions under which (1) outstanding Restricted Stock, Stock Options, SARs, Restricted Stock Units and Performance Stock Units previously granted to the Participant will become vested or payable, (2) the Participant shall be entitled to exercise any outstanding Stock Options and SARs following Retirement and (3) the Participant will become entitled to a distribution of any Performance Award as described in Section 11.9 for which the applicable Performance Period has not been completed. For purposes of this Plan, commencing with Awards granted on or after the effective date of this Plan, “Retirement” means the termination of employment with the Company or a Subsidiary for any reason other than death, Disability or Termination for Cause (as defined below) at any time after the Participant has attained the age of fifty-five years (or a different age specified for a Participant for any Award), provided, that (i) the Participant has executed a Non-Compete Agreement (as defined below), (ii) the Participant has signed and delivered the Company’s standard release of claims, and the period in which it may be revoked expired not later than thirty days after the date of termination, (iii) the Participant has been in the employ of the Company or a Subsidiary continuously for a period of at least three years on the date of termination, and (iv) the Participant has provided written notice to the Company that Participant is considering retirement, in accordance with any policies for such notices that the Committee may develop from time to time, at least one year prior to the date of termination. “Non-Compete Agreement” means an agreement not to directly or indirectly render services (including consulting or research) for a period of three years to any person or business organization that is engaged in the development, manufacture and sale of any product, process or service (including any component thereof or research to develop information useful in connection with a product or service) that is being designed, developed, assembled, manufactured, marketed or sold by anyone other than the Company and which is of the same general type, performs similar functions, competes with or is used for the same purposes as a product of the Company or a Subsidiary. “Termination for Cause” means the termination of employment with the Company or a Subsidiary as a result of an illegal act, gross insubordination or willful violation of a policy of the Company or a Subsidiary by a Participant.

(b) In the event that a Participant ceases to be an employee of or consultant to the Company or a Subsidiary or a director of the Company, as applicable, for any reason other than Retirement, including death or disability, any Award may be exercised or shall expire at such times as may be set forth in the applicable Award Document, or otherwise as determined by the Committee.

12.5 Restrictions under Securities Laws. Notwithstanding anything in this Plan to the contrary: (a) the Company may, if it shall determine it necessary or desirable for any reason, at the time of Award of any Award or the issuance of any shares of Common Stock pursuant to any Award, require the recipient of the Award, as a condition to the receipt thereof or to the receipt of shares of Common Stock issued pursuant thereto, to deliver to the Company a written representation of present intention to acquire the Award or the shares of Common Stock issued pursuant thereto for his or her own account for investment and not for distribution; and (b) if at any time the Company further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of any Award or the shares of Common Stock issuable pursuant thereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the grant of any Award, the issuance of shares of Common Stock pursuant thereto, or the removal of any restrictions imposed on such shares, such Award shall not be awarded or such shares of Common Stock shall not be issued or such restrictions shall not be removed, as the case may be, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

12.6 Adjustment. In the event of any change in the outstanding Common Stock of the Company by reason of a stock dividend, stock split, reverse stock split, combination of shares, spin-off, dividend (other than regular, quarterly cash dividends), recapitalization, merger or similar event, the Committee shall make appropriate adjustments in the number of shares of Common Stock then subject to the Plan, the shares of Common Stock issuable pursuant to any Award, the exercise price of any Stock Option or SAR, the Performance Goals for any Award, and other provisions of this Plan and outstanding Awards, in order to reflect the change in the Common Stock and to provide Participants with the same relative rights before and after such adjustment.

12.7 Award Documents. Except in the case of Stock Awards, the terms of each Award shall be stated in an Award Document approved by the Committee. The Committee shall communicate the key terms of each Award to the Participant promptly after the Committee approves the grant of such Award.

12.8 Withholding.

(a) The Company shall have the right to withhold from any payments made under the Plan or to collect as a condition of payment, any taxes required by law to be withheld. At any time when a Participant is required to pay to the Company an amount required to be withheld under applicable income tax laws in connection with a distribution of Common Stock or upon exercise of a Stock Option or SAR or upon vesting of Restricted Stock, the Participant may satisfy this obligation in whole or in part by electing (the “Election”) to have the Company withhold, from the distribution or from such shares of Restricted Stock, shares of Common Stock having a value up to the minimum amount of withholding taxes required to be collected on the transaction. The value of the shares to be withheld shall be based on the Fair Market Value of the Common Stock on the date that the amount of tax to be withheld shall be determined (“Tax Date”).

(b) Each Election must be made prior to the Tax Date. The Committee may disapprove of any Election, may suspend or terminate the right to make Elections, or may provide with respect to any Award that the right to make Elections shall not apply to such Award. An Election is irrevocable.

12.9 No Continued Employment, Engagement or Right to Corporate Assets. No Participant under the Plan shall have any right, because of his or her participation, to continue in the employ of the Company for any period of time or to any right to continue his or her present or any other rate of compensation. Nothing contained in the Plan shall be construed as giving an employee, a consultant, such persons’ beneficiaries or any other person any equity or interests of any kind in the assets of the Company or creating a trust of any kind or a fiduciary relationship of any kind between the Company and any such person.

12.10 Payments Under Awards. Payment of cash or distribution of any shares of Common Stock to which a Participant is entitled under any Award shall be made as provided in the Award. Except as permitted under Section 12.4, payments and distributions may not be deferred under any Award unless the deferral complies with the requirements of Code Section 409A.

12.11 Amendment of the Plan. The Board or Committee may amend or discontinue the Plan at any time. However, no such amendment or discontinuance shall materially adversely change or impair, without the consent of the recipient, an Award previously granted. Further, no such amendment shall, without approval of the stockholders of the Company, (a) increase the maximum number of shares of Common Stock which may be issued to all Participants under the Plan, or (b) make any other change for which stockholder approval is required by law or under the applicable rules of the New York Stock Exchange.

12.12 Amendment of Award Documents; No Stock Option or SAR Repricing Without Stockholder Approval. Except as otherwise provided in this Section 12.2, the terms of an existing Award may be amended by an amendment to the Award Document. Notwithstanding the foregoing sentence, except as permitted under Section 12.6, 12.13 or 12.14, (a) without the prior approval of the Company’s stockholders, (i) no Stock Option or SAR will be repriced, replaced, or regranted through cancellation, (ii) the exercise price of a previously granted Stock Option or SAR will not be lowered and (iii) no Stock Option or SAR whose Fair Market Value is lower than its exercise price will be exchanged for cash or another Award, and (b) no such amendment shall (i) extend the maximum period during which such Award may be exercised, either by extending the term of the Award or by extending the exercise period following termination of employment or any other applicable event, or (ii) reduce the exercise price per share below the Fair Market Value of the Common Stock on the date the Award was granted, unless, in either case, the Award, as amended, complies with the requirements of Section 409A.

12.13 Change in Control. In the event of a Change in Control, the Committee or a comparable committee of any corporation assuming the obligations of the Company hereunder shall declare (a) that the restriction period of all Restricted Stock, Restricted Stock Units and Performance Stock Units has been eliminated; (b) that all Restricted Stock Units and Performance Stock Units shall be payable in connection with the Change in Control, pursuant to the following paragraph, if applicable; (c) that subject to the third paragraph of this Section 12.13, all outstanding Stock Options and SARs shall accelerate and become exercisable in full but that all outstanding Stock Options and SARs, whether or not exercisable prior to such acceleration, must be exercised within the period of time set forth in a notice to Participant or they will terminate; and (d) unless otherwise specified in the Award Document, that all Performance Awards granted to Participants are deemed earned.

In connection with any declaration pursuant to this Section 12.13 that applies to Restricted Stock Units and Performance Stock Units that are payable in cash, the Committee shall cause a cash payment to be made to each Participant who holds any such Restricted Stock Unit or Performance Stock Unit in an amount equal to the product obtained by multiplying (a) the amount of the Transaction Proceeds Per Share (as defined in the following sentence) times (b) the number of shares of Common Stock covered by such Restricted Stock Unit or Performance Stock Unit. For purposes of this Section 12.13, “Transaction Proceeds Per Share” shall mean the cash plus the Fair Market Value of the non-cash consideration to be received per share by the shareholders of the Company upon the occurrence of the transaction.

In connection with any declaration pursuant to this Section 12.13 that applies to Stock Options or SARs, the Committee may, but shall not be obligated to, cause a cash payment to be made to each Participant who holds a Stock Option or SAR that is terminated in an amount equal to the product obtained by multiplying (a) the amount (if any) by which the Transaction Proceeds Per Share exceeds the exercise price per share covered by such Stock Option, times (b) the number of shares of Common Stock covered by such Stock Option or SAR.

The Committee may restrict the rights of Participants or the applicability of this Section 12.13 to the extent necessary to comply with Section 16(b) of the Exchange Act, the Code or any other applicable law or regulation. The grant of an Award pursuant to the Plan shall not limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, exchange or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

Notwithstanding the foregoing or anything else in this Plan to the contrary, in the event of a Change in Control, each Award granted after June 8, 2016 shall be covered by the foregoing provisions of this Section 12.13 only to the extent that it is not assumed or replaced by the acquiring company or an affiliate thereof. Each such Award that is assumed or replaced by the acquiring company or an affiliate thereof shall not vest solely in the event of a Change in Control but shall vest upon a qualifying termination of the Participant’s employment with the Company and its Affiliates on or following the Change in Control to the extent provided by the Award Document governing such Award.

12.14 Deferred Compensation.

(a) Except to the extent such acceleration or deferral is permitted or complies with the requirements of Code Section 409A and the regulations promulgated thereunder, neither the Committee nor a Participant may accelerate or defer the time or schedule of any payment of, or the amount scheduled to be paid under, an Award that constitutes Deferred Compensation; provided, however, that payment shall be permitted if it is in accordance with a fixed date or schedule or on account of “separation from service,” “disability,” death, “change in control” or “unforeseeable emergency” as those terms are defined under Code Section 409A and the regulations promulgated thereunder.

(b) Notwithstanding anything in the Plan, unless the Award Document specifically provides otherwise, the Company may not make payment to a Specified Employee of any Award that constitutes Deferred Compensation, earlier than 6 months following the Participant’s “separation from service” as defined for purposes of Code Section 409A (or if earlier, upon the Specified Employee’s death), except as permitted under Code Section 409A and the regulations promulgated thereunder. Any payments that otherwise would be payable to the Specified Employee during the foregoing 6 month period will be accumulated and payment delayed until the first date after the 6 month period. The Committee may specify in the applicable Award Document that the amount of the Deferred Compensation delayed shall accumulate interest, earnings or Dividend Equivalents (as applicable) during the period of such delay.

The Committee may, however, reform any provision in an Award intended to comply with (or be exempt from) Code Section 409A to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Code Section 409A and the regulations promulgated thereunder.